UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

On November 2, 2018, IEA Energy Services LLC (“IEA”), a wholly owned, indirect subsidiary of Infrastructure and Energy Alternatives, Inc. (the “Company”), completed its previously announced acquisition (the “William Charles Acquisition”) of William Charles Construction Group, including Ragnar Benson, consisting of substantially all the assets of William Charles, Ltd. and the capital stock of William Charles Purchasing, Inc. (such entities, collectively, “William Charles”), pursuant to the terms of the Equity Purchase Agreement, dated October 12, 2018 (the “Agreement”), by and among IEA, William Charles and the owners thereof.

The aggregate amount of the consideration payable pursuant to the Agreement was approximately $85.6 million of cash less $13.4 million of debt assumed and 477,621 shares of common stock of the Company. The Company funded the $72.2 million cash portion of the acquisition consideration, payoff of the assumed debt and certain costs associated with the acquisition through borrowings under its Amended and Restated Credit Agreement with a draw on the term loan of $100.0 million.

The foregoing description of the Equity Purchase Agreement is qualified in its entirety by reference to the full text of the Equity Purchase Agreement, which was Exhibit 2.1 to the Current Report on Form 8-K/A filed by the Company on November 2, 2018 and incorporated herein by reference in its entirety.

On September 25, 2018, IEA, a wholly owned, indirect subsidiary of the Company, completed its previously announced acquisition (the “CCS Acquisition,” and together with the William Charles Acquisition, the “Acquisitions”) of Consolidated Construction Solutions I LLC (“CCS I”) pursuant to the terms of the Purchase and Sale Agreement (the “Purchase Agreement”), dated as of August 9, 2018 by and among IEA, CCS I and Consolidated Construction Investment Holdings LLC, as seller.

The aggregate amount of the consideration payable pursuant to the Purchase Agreement was approximately $145.0 million less $37.7 million of net debt assumed, $11.5 million of transaction expenses and offset by a net working capital adjustment of $10.8 million. The Company funded the CCS Acquisition consideration of $106.6 million, payoff of assumed debt, payoff of the Company's previous Credit Facility and certain costs associated with the acquisition through borrowings under its Credit Agreement dated September 25, 2018, with a draw on the term loan of $200.0 million and a draw on the revolving credit facility of $20.5 million .

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 2.1 to the Current Report on Form 8-K/A filed by the Company on August 14, 2018 and incorporated herein by reference in its entirety.

The following unaudited pro forma combined financial statements are based on the historical financial statements of the Company, CCS I and William Charles after giving effect to the Acquisitions, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements. The Company did not acquire the equity interests of William Charles, Ltd. The Company acquired certain subsidiaries of that entity that comprised substantially all the assets of such entity. As described in Note 3 below, certain assets and liabilities of William Charles were not assumed. In addition, the Company acquired certain additional assets from entities affiliated with William Charles, Ltd. not reflected in the historical financial statements of William Charles. Adjustments to reflect assets and liabilities assumed are reflected under the column “Adjustment to William Charles Purchased Assets.”

The following unaudited pro forma combined balance sheet as of June 30, 2018, is presented as if the purchase had occurred on June 30, 2018. The unaudited pro forma combined statements of operations for the six months ended June 30, 2018, and the year ended December 31, 2017 are presented as if the Acquisitions had occurred on January 1, 2017, with recurring acquisition-related adjustments reflected assuming the Acquisitions had occurred at the beginning of the fiscal year presented and carried forward through any interim period presented, with such adjustments described in the accompanying notes.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial data to give effect to pro forma events that are, based upon available information and certain assumptions, (i) directly attributable to the Acquisitions, (ii) factually supportable under the circumstances, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results.

The following unaudited pro forma combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of the dates indicated or that may be achieved in the future. For example, the unaudited pro forma combined financial statements do not reflect any operating efficiencies or associated cost savings that we may achieve or additional costs we may incur with respect to the combined companies.

The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. In addition, the unaudited pro forma combined financial statements should be read in conjunction with (i) the Company’s audited consolidated financial statements and accompanying notes included in the Current Report on Form 8-K filed by the Company on March 30, 2018, (ii) the Company’s unaudited condensed consolidated financial statements and accompanying notes included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, (iii) William Charles Ltd. and William Charles Purchasing, Inc. audited combined financial statements for the year ended December 31, 2017 and accompanying notes included as Exhibit 99.1 to this Current Report on Form 8-K/A, and (iv) William Charles Ltd. and William Charles Purchasing, Inc. unaudited combined condensed financial statements as of and for the six months ended June 30, 2018 and accompanying notes included as Exhibit 99.2 to this Current Report on Form 8-K.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
June 30, 2018
($ in thousands, except per share data)

	IEA	CCS I	William Charles	Pro Forma Adjustments CCS I		Adjustments to WC Purchased Assets		Pro Forma Adjustments William Charles		Pro Forma
Assets
Current assets
Cash and cash equivalents	$23,793	$20,961	$1,246	$220,500	(a)
				(112,278)	(b)
				(10,500)	(c)
				(106,585)	(d)
				(12,628)	(i)
				5,452	(l)
						$(661)	(n)
								$100,000	(a)
								(9,426)	(c)
								(1,950)	(i)
								(85,464)	(d)
										$32,460
Marketable securities	—	—	5,631	—				—		5,631
Accounts receivable, net	66,246	57,961	62,060	80	(l)			—		186,347
Costs and estimated earnings in excess of billings on uncompleted contracts	44,712	7,613	5,870	1,899	(l)			—		60,094
Inventories	—	—	5,276							5,276
Prepaid expenses and other current assets	2,361	3,057	2,410	(1,244)	(l)	(1,044)	(n)	—		5,540
Deferred income taxes	—	—								—
Total current assets	$137,112	$89,592	$82,493	$(15,304)		$(1,705)		$3,160		$295,348
										—
Investment in affiliates	—	—	3,801			(3,801)	(n)			—
Property, plant and equipment, net	31,244	38,222	39,479	26,811	(e)			—
						(2,242)	(n)
								17,037	(e)
										150,551
Goodwill	3,020	715	—	(715)	(g)			—
				18,918	(g)
								7,737	(g)
										29,675
Intangibles, net	—	1,494	—	(1,494)	(f)			—
				35,000	(f)
								11,000	(f)
										46,000
Company-owned life insurance	4,314	—	107	—		(107)	(n)	—		4,314
Other assets	10	1,535	4,878	(571)	(l)	(4,878)	(n)	—		974

Deferred income taxes - long term	4,508	5,322	1	(6,398)	(l)	(1)	(n)	—		3,432
Total assets	$180,208	$136,880	$130,759	$56,247		$(12,734)		$38,934		$530,294

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	125,826	26,436	46,873	(1,217)	(l)	(589)	(n)	—		197,329
Billings in excess of costs and estimated earnings on uncompleted contracts	22,112	16,649	11,971	(2,955)	(l)			—		47,777
Provisions for losses on uncompleted contracts	—	—								—
Current portion of capital lease obligations	6,524	538	—	—				—		7,062
Current portion of notes payable		27,419	2,428	(24,925)	(b)	(2,284)	(n)	—		2,638
Term loan - short term	3,360	—	—	(3,360)	(b)			—		—
Total current liabilities	$157,822	$71,042	$61,272	$(32,457)		$(2,873)		—		$254,806
Capital lease obligations, net of current maturities	14,148	740		—				—		14,888
Line of credit - long term										—
Long-term debt	51,835	33,535	552	(51,835)	(b), (c)			—
				(30,193)	(b)
				220,500	(a)
				(10,500)	(c)
								100,000	(a)
								(9,426)	(c)
				—						304,468
Deferred compensation	5,263	—	—	—				—		5,263
Other liabilities			5,559	6,888	(l)	(1,174)	(n)			11,273
Contingent Consideration	69,373	—	—	—				—		69,373
Total liabilities	$298,441	$105,317	$67,383	$102,403		$(4,047)		$90,574		$660,071

Commitments and contingencies

Preferred stock, par value, $0.0001 per share; 1,000,000 shares authorized; 34,965 shares and 0 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively.	34,965	—		—				—		34,965
										—
Stockholders' equity (deficit)										—

Common stock, par value, $0.0001 per share; 100,000,000 shares authorized; 21,577,650 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	2	—	—	—				—		2
Common stock, Class A, voting, no par value, 100,000 shares authorized; shares issued and outstanding 37,775 shares 2018	—	—	3					(3)	(o)	—
Common stock, Class B, non-voting, no par value, 1,000,000 shares authorized; shares issued and outstanding 307,750 shares 2018	—	—	—							—
Additional paid in capital	$—	$—	$9,989	$—				$(9,989)	(o)
								4,999	(m)
										$4,999
Retained earnings (deficit)	$(153,200)	$31,563	$52,095	$(31,563)	(o)
				(12,628)	(i)
				(1,965)	(c)

						(8,687)	(n)
								(1,950)	(i)
								(43,408)	(o)
										(169,743)
Accumulated other comprehensive income	—	—	540					(540)	(o)	—
Non-controlling interest			749					(749)	(o)	—

Total stockholder's equity (deficit)	$(118,233)	$31,563	$63,376	$(46,156)		$(8,687)		$(51,640)		$(129,777)
Total liabilities and stockholder's equity (deficit)	$180,208	$136,880	$130,759	$56,247		$(12,734)		$38,934		$530,294

See accompanying notes to the unaudited pro forma combined financial statements

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the six months ended June 30, 2018
($ in thousands)

	IEA	CCS I	William Charles	Pro Forma Adjustments CCS I		Adjustments to WC Purchased Assets		Pro Forma Adjustments William Charles		Pro Forma
Revenue	$224,208	$139,020	$138,758							$501,986
Cost of revenue	210,494	118,792	127,771	$2,437	(e)
				1,313	(f)
								$1,549	(e)
								1,250	(f)
										463,606
Gross profit	13,714	20,228	10,987	(3,750)		—		(2,799)		38,380

Selling, general and administrative expenses	26,158	10,209	9,346	2,258	(f)					—
				(1,100)	(j)
				(700)	(j)
						$(598)	(n)
								514	(f)
										46,087
Income from operations	(12,444)	10,019	1,641	(4,208)		598		(3,313)		(7,707)

Other income (expense), net:
Interest expense, net	(2,381)	(3,565)	(56)	(9,179)	(p)	—		—		(15,181)
Other income	11	33	236	—		—		—		280
Income before benefit (provision) for income taxes	(14,814)	6,487	1,821	(13,387)		598		(3,313)		(22,608)

Benefit (provision) for income taxes	2,337	(493)	(160)	3,440	(k)	(154)	(k)	851	(k)	5,821

Net income	$(12,477)	$5,994	$1,661	$(9,947)		$444		$(2,462)		$(16,787)

See accompanying notes to the unaudited pro forma combined financial statements

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2017
($ in thousands)

	IEA	CCS I	William Charles	Pro Forma Adjustments CCS I		Adjustments to WC Purchased Assets		Pro Forma Adjustments William Charles		Pro Forma
Revenue	$454,949	$280,713	$261,356	$—						$997,018
Cost of revenue	388,928	240,496	237,034	4,875	(e)
				2,625	(f)
								$3,098	(e)
								2,500	(f)
										879,556
Gross profit	66,021	40,217	24,322	(7,500)		—		(5,598)		117,462

Selling, general and administrative expenses	33,543	20,121	20,567	4,514	(f)
						$(459)	(n)
								1,029	(f)
										79,315
Restructuring expense	—	—		—						—
Income from operations	32,478	20,096	3,755	(12,014)		459		(6,627)		38,147

Other income (expense), net:
Interest expense, net	(2,201)	(8,044)	(152)	(19,966)	(p)					(30,363)
Other income	111	303	404	—						818
Income before benefit (provision) for income taxes	30,388	12,355	4,007	(31,980)		459		(6,627)		8,602

Benefit (provision) for income taxes	(13,863)	(3,553)	(74)	14,583	(k)	(209)	(k)	3,022	(k)	(94)

Net income	$16,525	$8,802	$3,933	$(17,397)		$250		$(3,605)		$8,508

See accompanying notes to the unaudited pro forma combined financial statements

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1. Basis of presentation

The unaudited pro forma combined balance sheet as of June 30, 2018, is presented as if the Acquisitions had occurred on June 30, 2018. The unaudited pro forma combined statements of operations for the six months ended June 30, 2018, and the year ended December 31, 2017, are presented as if the Acquisitions had occurred on January 1, 2017 with recurring acquisition-related adjustments reflected in each of these periods.

Note 2. Preliminary Acquisition Accounting

The tables below represent the purchase consideration and the preliminary estimated fair values of the assets acquired and liabilities assumed estimated as of the acquisition date for William Charles and estimated as of September 30, 2018 for CCS. The preliminary estimated fair values have been used to prepare pro forma adjustments in the pro forma combined financial statements. The final determination of fair value for certain assets and liabilities will be completed as soon as the information necessary to complete the analysis is obtained, which may differ materially from the preliminary estimates used in the pro forma adjustments. The primary areas of the preliminary estimates that are not yet finalized relate to property, plant and equipment, identifiable intangible assets, contract assets and liabilities, deferred income taxes, uncertain tax positions, and the fair value of certain contractual obligations.

Preliminary identifiable assets acquired and liabilities assumed (in thousands)	CCS I	William Charles
Cash	$—	$585
Marketable securities	—	5,631
Accounts receivable	58,041	62,060
Contract assets	9,512	5,870
Inventories	—	5,276
Other current assets	1,813	1,366
Property, plant and equipment	65,033	54,274
Intangible assets:
Customer relationships	21,000	3,000
Backlog	5,250	5,000
Tradename	8,750	3,000
Deferred income taxes	(1,076)	—
Other non-current assets	964	—
Accounts payable and accrued liabilities	(25,219)	(46,284)
Contract liabilities	(13,694)	(11,971)
Debt	(34,541)	(13,899)
Capital lease obligations	(1,278)	—
Other non-current liabilities	(6,888)	(4,385)
Total identifiable assets	87,667	69,523
Goodwill	18,918	7,737
Total purchase consideration	$106,585	$77,260

Note 3. Acquisition Adjustments

The acquisition adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial statements due to the Company not acquiring certain subsidiaries of William Charles, Ltd. and acquiring additional equipment from other affiliated entities:

•	The Company did not acquire certain real estate assets and liabilities of William Charles, Ltd. and therefore amounts were removed from the balance sheet as acquisition adjustments for $12.7 million

•
The Company acquired certain equipment and quarries that were not historically owned by William Charles, Ltd. These assets are reflected as acquisition adjustments in the aggregate amount of $1.1 million.

•
The Company did not acquire certain costs associated with other entities in William Charles, Ltd. and therefore $0.6 million and $0.5 million were removed from the statement of operations as acquisition adjustments for the six months ended June 30, 2018 and year ended December 31, 2017, respectively.

Note 4. Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial statements:

(a) To record approximately $320.5 million of borrowings under the Company's Credit Agreement to finance the Acquisitions, consisting of the following:

(in thousands)	CCS I	William Charles
Term loan	$200,000	$100,000
Revolving Credit Facility	20,500	—
	$220,500	$100,000

(b) To record the payoff of the Company's previous credit facility and CCS I debt:

(in thousands)
IEA term loan short-term	$3,360
CCS I current portion of note payable	24,925
IEA long-term debt	53,800
CCS I long-term debt	30,193
Pro forma adjustment to reflect repayment of debt	$112,278

The assumed net debt of CCS and William Charles of $34.5 million and $13.4 million, respectively, referenced above in footnote 2 was paid at closing except in regards to the equipment loans of CCS which are recorded in short and long-term debt respectively.

(c) To record approximately $10.5 million of deferred financing fees and $9.4 million of debt issuance costs related to new debt recorded in adjustment (a). The adjustment also includes the write-off of $1.9 million of deferred financing fees related to our previous credit facility see adjustment (b).

(d) To reflect payment of cash purchase price and related adjustment to Retained Earnings.

(e) To record the difference between the historical amount of fixed assets and our preliminary estimate of fair value and the related impact to depreciation expense.

(in thousands)	CCS I	William Charles
Preliminary fair value	$65,033	$54,274
Property, Plant and Equipment (pre-acquisition)	38,222	37,237
Step-up in fair value	26,811	17,037

Average remaining useful life	5.5	5.5

Annual depreciation	4,875	3,098

6 months depreciation	2,437	1,549

(f) Reflects the elimination of CCS I pre-existing intangible assets and recognition of the estimated preliminary fair value of identifiable intangible assets acquired for CCS I and William Charles. To determine the estimated fair value of intangibles acquired, we engaged a third party valuation specialist to assist management. Our valuation estimates are preliminary and subject to change. The estimated preliminary fair value of identifiable intangible assets acquired is comprised of the following (in thousands):

CCS I	Useful Life	Fair Value	Pro Forma Amortization Expense Six Months Ended June 30, 2018	Pro Forma Amortization Expense Year Ended December 31, 2017
Customer relationships	7 years	21,000	1,500	3,000
Backlog	2 years	5,250	1,313	2,625
Tradename	5 years	8,750	875	1,750
		$35,000	3,688	7,375
Historical CCS I amortization expense			(117)	(236)
Pro forma adjustments to amortization expense			$3,571	$7,139

William Charles	Useful Life	Fair Value	Pro Forma Amortization Expense Six Months Ended June 30, 2018	Pro Forma Amortization Expense Year Ended December 31, 2017
Customer relationships	7 years	3,000	214	429
Backlog	2 years	5,000	1,250	2,500
Tradename	5 years	3,000	300	600
		$11,000	$1,764	$3,529

The customer relationships were valued utilizing the “excess earnings method” of the income approach. The estimated discounted cash flows associated with existing customers and projects were based on historical and market participant data. Such discounted cash flows were net of fair market returns on the various tangible and intangible assets that are necessary to realize the potential cash flows.

The fair value of backlog was determined using a discounted “income approach” model. The estimated discounted cash flows were based on expected future revenues for contracts already awarded and include considerations of both contracted margins and expected margins expected to be achieved over the remaining life of these contracts.

The fair value of the tradename was determined based on the “relief from royalty” method of the income approach. The discounted cash flows were estimated using a royalty rate selected based on consideration of several factors, including external research of third party trade name licensing agreements and their royalty rate levels, and management estimates.

(g) To record goodwill as a result of the acquisition. Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is assessed at least annually for impairment or when a change in facts and circumstances prompts an assessment. Based on the current tax treatment a portion of goodwill is expected to be deductible for income tax purposes.

(h) To record preliminary tax adjustments related to CCS I, resulting in a net decrease in deferred tax assets of $6.4 million.

The preliminary $6.4 million net decrease in deferred tax assets from CCS I is primarily due to deferred tax liabilities on a fair market value step up on fixed assets and intangibles including those acquired from CCS I partially offset by a deferred tax assets on CCS I's pre- acquisition tax losses.

(i) To record approximately $12.6 million of the Company and CCS I transaction costs associated with the acquisition, consisting of adviser fees of $6.1 million and $6.5 million change in control payments/bonuses to certain CCS I employees. These fees are recorded against retained earnings solely for the purposes of this presentation. There is no continuing impact of these one-time transaction costs on the combined operating results and, as such, these fees are not included in the unaudited pro forma combined statement of operations.

To record approximately $1.9 million of William Charles transaction costs associated with the acquisition, consisting of adviser fees of $1.9 million. These fees are recorded against retained earnings solely for the purposes of this presentation. There is no continuing impact of these one-time transaction costs on the combined operating results and, as such, these fees are not included in the unaudited pro forma combined statement of operations.

(j) Represents the elimination of nonrecurring transaction costs incurred by CCS I and William Charles during the six months ended June 30, 2018 of $1.1 million and $0.7 million, respectively.

(k) To record the income tax effect as a result of the transaction, calculated using our statutory rate of 25.7% for the six months ended June 30, 2018, and 45.6% for the year ended December 31, 2017.

(l) See footnote 2 for explanation of purchase accounting allocation.

(m) To record the issuance of 477,621 shares as part of the purchase consideration for William Charles. The shares were calculated on the closing date using the following methodology: $5,000,000 divided by $10.47, which was calculated as the arithmetic average of the daily VWAP of our Common Stock for the 30 trading days ending on the third trading day preceding the closing date. “VWAP” means the volume-weighted average price per share as reported under the heading “Bloomberg VWAP” on Bloomberg Page ticker “IEA US” (or its equivalent successor page if such page is not available) in respect of the normal trading day period.

(n) See footnote 3 for explanation of Acquisition Adjustments.

(o) To reflect the elimination of historical equity accounts of CCS I and William Charles.

(p) Reflects the incremental interest expense that would have been incurred during the historical periods presented assuming the Acquisitions and the incurrence of the new debt had occurred as of January 1, 2017. Debt issuance costs incurred in conjunction with the Acquisitions have been amortized over the term of the respective debt instrument for the purposes of calculating the net pro forma adjustment to interest expense. The interest expense calculated below was assuming all company debt outstanding after the November 2nd closing of William Charles at libor plus 625 basis points.

(in thousands)	Pro Forma Six Months Ended June 30, 2018	Pro Forma Year Ended December 31, 2017
Interest expense	$13,191	$26,383
Amortization of debt issuance costs	1,990	3,980
Less interest expense recorded for all entities	(6,002)	(10,397)
Interest expense	$9,179	$19,966

These amounts were included in the Pro Forma adjustments to CCS I column on the income statement for the six month ended June 30, 2018 and year ended December 31, 2017.